Exhibit 99.1

Quaker Fabric Reports First Quarter Results

    FALL RIVER, MASSACHUSETTS--(BUSINESS WIRE)--April 19, 2004--QUAKER FABRIC CORPORATION (NASDAQ Symbol: QFAB) today reported net sales of $84.4 million, net income of $2.4 million, and diluted earnings per share of $0.14 for the three-month period ended April 3, 2004; compared to net sales of $90.2 million, net income of $2.3 million, and diluted earnings per share of $0.14 for the corresponding period of fiscal 2003.
    "While overall domestic demand for furniture covered with plain and Jacquard upholstery fabrics appears to be somewhat weaker than it is for case goods and residential furniture covered with leather and suede products, Quaker's first quarter financial performance was solid. Our net income was up slightly from last year, despite lower overall sales. Similarly, our margin performance improved from last year's first quarter, with a gross margin of 22.2%, compared to 21.0% in 2003," commented Larry Liebenow, Quaker's President and CEO. "This has been achieved by focusing on controlling our costs and improving our overall productivity."
    "Domestic fabric sales were down approximately 11.2 % versus last year, but our yarn business demonstrated significant strength during the quarter, with yarn sales approximately double what they were during the comparable period of last year, largely as a result of the effort we have made to develop new markets for our yarn products. Export sales held constant, despite challenging global macroeconomic conditions during the first quarter," Mr. Liebenow continued.
    "Although new orders during the first quarter were down about 13.5% from last year, they reflected a 5.3% increase versus the fourth quarter of 2003. Our backlog position at the end of the quarter was essentially the same as it was at the end of 2003 and at the conclusion of last year's first quarter. And our balance sheet, with a net debt to total capital ratio of 16.6%, remains very strong and continues to provide Quaker with the flexibility necessary to respond quickly in a dynamic market environment," Mr. Liebenow added.
    "Looking ahead, Quaker will continue to aggressively pursue its core strategy of building profitable volume, by providing the market with the best products and service available - and our fabrics continue to represent outstanding value for our customers, with all indications pointing to our placements at this month's all-important High Point Furniture Market being very strong," Mr. Liebenow added.
    "A commitment to taking care of the fundamentals while providing our customers with exciting and innovative products in a timely and efficient manner is what Quaker is all about -- and we continue to do just that. We are determined to grow our business by continuing to develop additional market segments and by taking advantage of the significant investments we have made over the years. And we remain convinced that Quaker is well positioned to deliver consistently strong financial results to our shareholders over time," Mr. Liebenow concluded.
    Quaker also today announced the declaration of a cash dividend in an amount equal to $0.03 per common share, payable on May 19, 2004 to shareholders of record on May 5, 2004.
    Quaker Fabric Corporation is a leading manufacturer of woven upholstery fabrics for furniture markets in the United States and abroad, and the largest producer of Jacquard upholstery fabric in the world. For the year ended January 3, 2004, the Company had net sales of $325.3 million, net income of $7.9 million, and diluted and basic earnings per share of $0.47 and $0.48, respectively.
    THIS PRESS RELEASE CONTAINS "FORWARD LOOKING STATEMENTS," AS THAT TERM IS DEFINED IN THE FEDERAL SECURITIES LAWS. THE READER IS CAUTIONED THAT SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND THAT, AS A RESULT OF VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THE LEVEL OF CUSTOMER DEMAND FOR THE COMPANY'S PRODUCTS, HIGHER THAN ANTICIPATED COSTS AND LOWER THAN ANTICIPATED PRODUCTION RATES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. FOR A FURTHER DISCUSSION OF THESE FACTORS, SEE THE COMPANY'S 2003 FORM 10-K.

                      QUAKER FABRIC CORPORATION
                  CONSOLIDATED FINANCIAL STATEMENTS
                (In thousands, except per share data)

                       STATEMENTS OF INCOME

                                      First Quarter Ended
                                          (Unaudited)
                                        Apr. 3,   Apr. 5,     Percent
                                         2004      2003       Change

Net sales                              $84,384   $90,225      (6.5)%

Cost of products sold                   65,689    71,258

Gross profit                            18,695    18,967      (1.4)%

Selling, general and admin. expenses    14,025    14,251

Operating income                         4,670     4,716      (1.0)%

Other expenses
    Interest expense                       847     1,069
    Other expenses, (income)               (16)      (24)

Income before provision for
  income taxes                           3,839     3,671       4.6 %

Provision for income taxes               1,401     1,358

Net income                              $2,438    $2,313       5.4 %

Earnings  per common share - basic       $0.15     $0.14       7.1 %

Weighted average shares
  outstanding - basic                   16,810    16,416

Earnings  per common share - diluted     $0.14     $0.14       0.0 %

Weighted average shares
  outstanding - diluted                 17,307    16,764

Ratio analysis:
Gross profit margin                       22.2%     21.0%
S.G. & A. as a percentage of net
 sales                                    16.6%     15.8%
Operating margin                           5.5%      5.2%
Net margin                                 2.9%      2.6%
Order backlog                          $25,829   $26,349


                       CONDENSED BALANCE SHEETS

                                       April 3,   January 3,
                                         2004       2004
                                    (Unaudited)   (Audited)

Assets
  Current assets:
     Cash and cash equivalents         $10,955    $5,591
     Accounts receivable                47,902    44,374
     Inventories                        47,294    43,987
     Prepaid expenses and other
      current assets                    11,413    12,739
       Total current assets            117,564   106,691

  Property, plant and equipment, net   160,287   162,293
  Goodwill                               5,432     5,432
  Other assets                           1,857     1,862
                                      $285,140  $276,278

Liabilities and Stockholders' Equity
  Current liabilities                  $38,181   $32,523
  Long-term debt                        40,000    40,000
  Deferred income taxes and other
    liabilities                         35,369    34,250
  Stockholders' equity                 171,590   169,505
                                      $285,140  $276,278

   This document contains "forward looking statements," as that term is defined in the federal securities laws. The reader is cautioned that such statements are not guarantees of future performance and that, as a result of various factors, including, but not limited to, the level of customer demand for the Company's products, higher than anticipated costs and lower than anticipated production rates, actual results may differ materially from those projected. For a further discussion of these factors, see the Company's 2003 10-K.


    CONTACT: Quaker Fabric Corporation
             Larry A. Liebenow, 508-646-2264
             Cynthia L. Gordan, 508-646-2261
             Paul J. Kelly, 508-646-2251